Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. REPORTS INCREASED INCOME AND SALES FOR SECOND QUARTER OF 2020

LITTLE ELM, TEXAS, August 17, 2020 — Retractable Technologies, Inc. (NYSE American: RVP) reports that its operating income was $960 thousand in the second quarter of 2020, compared to an operating income for the same period last year of $329 thousand, and that income applicable to common shareholders was $3.6 million for the second quarter of 2020. During the second quarter, Retractable had an increase in net sales of approximately $2.0 million over the prior period, of which $1.4 million is attributable to sales to the U.S. Department of Health and Human Services under a previously reported $83.8 million delivery order. Other material changes in the Statement of Operations for the three months ended June 30, 2020 include an unrealized gain of approximately $900 thousand in an investment account and a recognition of approximately $1.8 million in deferred tax assets. Retractable also reports recent activity under the $53.7 million Technology Investment Agreement with the U.S. government, including placing orders for approximately $20 million in equipment and engagement of professionals to expand Retractable’s facilities in Little Elm, Texas.

Retractable reports the following results of operations for the three and six months ended June 30, 2020 and 2019, respectively.

Comparison of Three Months Ended June 30, 2020 and June 30, 2019

Domestic sales accounted for 81.5% and 83.2% of revenues for the three months ended June 30, 2020 and 2019, respectively. Domestic revenues increased 20.1% principally due to the increase in units sold. Domestic unit sales increased 25.4%. Domestic unit sales were 78.7% of total unit sales for the three months ended June 30, 2020. International revenue and unit sales increased 35.6% and 25.2%, respectively, due to increased orders. Overall unit sales increased 25.3%. With the exception of the Department of Health and Human Services, increased sales are predominantly attributable to existing customers. Despite the global disruption of the pandemic, none of the markets in which the Company sells its products have experienced material decline. Sales to the Department of Health and Human Services in the quarter ended June 20, 2020 were approximately $1.4 million and the Company expects such sales to increase each quarter through May 2021.

The Cost of manufactured product increased by 21.1% principally due to the increase in the volume of units sold. Gross profit increased 25.3% primarily due to the increase in net revenues.

Operating expenses increased 4.3%. The increase was due to employee expenses such as added payroll and related costs and consulting fees.

Operating income was $960 thousand compared to an operating income of $329 thousand for the same period last year due primarily to the increase in net revenues and resulting gross profit.

Interest and other income increased $1.0 million for the quarter ended June 30, 2020 compared to the same period last year principally due to a $900 thousand unrealized gain from an April 2020 investment in individual energy stocks. In addition to operating income, the increase in Interest and other income contributed significantly to the increase in net income for the second quarter of 2020.

The Company’s effective tax rate on the income before income taxes was (85.1)% and 0.9% for the three months ended June 30, 2020 and June 30, 2019, respectively. As of June 30, 2020, the Company released its valuation allowance for deferred tax assets based on evidence supporting the position that the potential benefit would be “more-likely-than-not” realized. As a result of the release of the valuation allowance, the Company recognized approximately $1.8 million in deferred tax assets and recognized the corresponding amount as a beneficial income tax provision. The recognition of the benefit and deferred tax asset is reflected in the second quarter of 2020.

Comparison of Six Months Ended June 30, 2020 and June 30, 2019

Domestic sales accounted for 78.0% and 80.5% of the revenues for the six months ended June 30, 2020 and 2019, respectively. Domestic revenues increased 27.0% principally due to the increase in units sold. Domestic unit sales increased 27.8%. Domestic unit sales were 72.6% of total unit sales for the six months ended June 30, 2020. International revenue and unit sales increased 48.5% and 41.6%, respectively, due to increased orders and the timing of the same. Overall unit sales increased 31.3%. As discussed above, sales to the Department of Health and Human Services contributed significantly to second quarter results for 2020.

The Cost of manufactured product increased by 30.8% principally due to the increase in the volume of units sold. Gross profit increased 32.9% primarily due to the increase in net revenues.

Operating expenses increased 9.4%. The increase was due to an increase in employee headcount and related costs as well as consulting fees and an increase in the allowance for doubtful accounts.

Operating income was $1.4 million compared to an operating income for the same period last year of $154 thousand due primarily to increased net revenues and resulting gross profit.

Interest and other income for the first six months of 2020 increased $767 thousand compared to the same period last year principally due to unrealized gain on investments. As discussed above, the Company’s investment in individual stocks in April 2020 contributed significantly to this increase.

The Company’s effective tax rate on the income (loss) before income taxes was (74.8)% and 1.31% for the six months ended June 30, 2020 and June 30, 2019, respectively. As of June 30, 2020, the Company released its valuation allowance for deferred tax assets based on evidence supporting the position that the potential benefit would be “more-likely-than-not” realized.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable's products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: the impact of COVID-19 on all facets of logistics and operations, as well as costs, Retractable’s ability to complete capital improvements and ramp up domestic production in response to government agreements, potential tariffs, Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to access the market; production costs; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer